As filed with the Securities and Exchange Commission on June 29, 2016

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

REX ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	20-8814402
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

366 Walker Drive

State College, PA 16801

(Address, including Zip Code, of principal executive offices)

Rex Energy Corporation

2016 Long-Term Incentive Plan

(Full title of the Plan)

Jennifer L. McDonough

Senior Vice President, General Counsel and Secretary

366 Walker Drive

State College, PA 16801

(814) 278-7267

(Name, address and telephone number of agent for service)

Copy to:

Wesley P. Williams

Jessica W. Hammons

Thompson & Knight LLP

1722 Routh Street, Suite 1500

Dallas, Texas 75201

(214) 969-1700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee (4)
Common Stock, $0.001 par value per share	6,689,842 shares	$0.75	$5,017,382	$505

(1)	Pursuant to the terms of the 2016 Long-Term Incentive Plan (the “2016 Plan”), includes (i) 2,819,256 shares of common stock of Rex Energy Corporation (the “Registrant”) being newly registered, (ii) 280,460 shares of common stock of the Registrant remaining available for issuance under 2007 Amended and Restated Long-Term Incentive Plan, as amended (the “Prior Plan”) being carried forward to this Registration Statement (the “carryover shares”) that were previously registered pursuant to the Registrant’s Registration Statement on Form S-8 (File Number 333-188676) filed on May 17, 2013 (the “2013 Registration Statement”), (iii) 1,304,472 shares of common stock of the Registrant that are issuable under the Prior Plan pursuant to outstanding options and 2,285,654 shares of common stock of the Registrant issued or issuable pursuant to awards under the Prior Plan which, to the extent such awards terminate, expire or are forfeited, would become available for issuance under the 2016 Plan.
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), the number of shares of common stock registered hereby pursuant to the 2016 Plan is subject to adjustment to prevent dilution resulting from stock splits, stock dividends or any other similar transaction.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act and based upon the average of the high and low prices of the common stock, $0.001 par value per share, of the Registrant as reported on the NASDAQ Global Select Market on June 24, 2016.
(4)	A registration fee of $636 with respect to the carryover shares was previously paid on the filing of the 2013 Registration Statement, which amount is being offset against the registration fees due at this time in accordance with Rule 457(p). Accordingly, the Registrant is not paying a registration fee at this time.

INTRODUCTORY STATEMENT

Rex Energy Corporation (the “Registrant”) is filing this registration statement on Form S-8 (this “Registration Statement”) to register the offer and sale of 2,819,256 shares of common stock, $0.001 par value per share, that may be issued to eligible persons under the Rex Energy Corporation 2016 Long-Term Incentive Plan (the “2016 Plan”), plus (i) 280,460 shares remaining available for issuance under the 2007 Amended and Restated Long-Term Incentive Plan, as amended (the “Prior Plan”), (ii) shares issuable under the Prior Plan pursuant to outstanding options that expire or terminate without being exercised, and (iii) shares issued or issuable pursuant to awards under the Prior Plan that expire or are forfeited in the future, in each case, subject to proportionate adjustment in the event of a stock split or other change in the common stock or capital structure of the Company. At least a majority of the votes cast at the annual meeting of stockholders of the Registrant held on May 27, 2016 approved the 2016 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to the 2016 Plan’s participants as specified by Rule 428(b)(1) of the Securities Act of 1933 (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which were filed by the Registrant with the Commission and any future filings made by the Registrant with the Commission under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the Commission on March 15, 2016.

(b)(1)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed with the Commission on May 10, 2016;
(2)	The Registrant’s Current Reports on Form 8-K filed with the Commission on January 11, 2016, January 21, 2016, February 3, 2016, February 4, 2016, March 2, 2016, March 15, 2016, March 31, 2016, April 18, 2016, April 19, 2016, April 22, 2016, June 2, 2016, June 10, 2016, June 17, 2016 and June 21, 2016.

(c) The description of the Registrant’s common stock, par value $0.001 per share, contained in the Registrant’s Registration Statement on Form 8-A/A filed by the Registrant with the Commission pursuant to Section 12 of the Exchange Act on July 20, 2007, including any amendments or reports filed for the purpose of updating such description.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides as follows:

A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

As permitted by the DGCL, we have included in our certificate of incorporation, as amended, a provision to eliminate the personal liability of our directors for monetary damages for breach of their fiduciary duties as directors, subject to certain exceptions. In addition, our certificate of incorporation, as amended, and our amended and restated bylaws provide that we are required to indemnify our officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and we are required to advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified.

We have entered into an agreement with each of our independent directors that provide that the independent director will be entitled to the limitations of liability and the right to indemnification against expenses and damages in connection with claims against the independent director relating to the independent director’s service to us to the fullest extent permitted by our certificate of incorporation, as amended, and our amended and restated bylaws, the DGCL and other applicable law. In addition, employment agreements with certain of our executive officers provide that we will indemnify the executive officer to the fullest extent permitted by the DGCL, or our certificate of incorporation, as amended, and our amended and restated bylaws, whichever affords the greater protection to the executive officer.

We maintain directors and officers liability insurance for the benefit of our directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Reference is made to the Exhibits Index following the signature pages hereto, which Exhibits Index is hereby incorporated by reference into this item.

Item 9. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant, we have been advised that, in the opinion of the Commission, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by any registrant of expenses incurred or paid by a director, officer or controlling person of a registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement, or any material change to such information in this registration statement.

provided, however, that the undertakings set forth in clauses (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(d) That, for purposes of determining any liability under the Securities Act of 1933, each filing of a registrant annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of State College, Commonwealth of Pennsylvania on June 29, 2016.

REX ENERGY CORPORATION

By:	/s/ Thomas C. Stabley
Thomas C. Stabley
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas C. Stabley, Thomas G. Rajan and Jennifer L. McDonough or any of them, severally, as his attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits hereto, and all other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and any of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Lance T. Shaner Lance T. Shaner	Chairman of the Board	June 29, 2016

/s/ Thomas C. Stabley Thomas C. Stabley	Chief Executive Officer and Director (Principal Executive Officer)	June 29, 2016

/s/ Thomas G. Rajan Thomas G. Rajan	Chief Financial Officer (Principal Financial Officer)	June 29, 2016

/s/ Curtis J. Walker Curtis J. Walker	Chief Accounting Officer (Principal Accounting Officer)	June 29, 2016

/s/ Jack N. Aydin Jack N. Aydin	Director	June 29, 2016

/s/ John A. Lombardi John A. Lombardi	Director	June 29, 2016

/s/ Eric L. Mattson Eric L. Mattson	Director	June 29, 2016

/s/ John J. Zak John J. Zak	Director	June 29, 2016

EXHIBIT INDEX

4.1	Form of Specimen Common Stock Certificate of Rex Energy Corporation (incorporated by reference to Exhibit 4.1 to Amendment No. 1 to our Registration Statement on Form S-1 (File No. 333-142430) as filed with the SEC on June 11, 2007).

4.2	Form of Registration Rights Agreement (incorporated by reference to Exhibit 4.1 to Amendment No. 1 to our Registration Statement on Form S-1 (File No. 333-142430) as filed with the SEC on June 11, 2007).

4.3	Indenture dated as of December 12, 2012 among Rex Energy Corporation, the Guarantors named therein and Wilmington Trust, National Association, as trustee (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed with the SEC on December 12, 2012).

4.4	Form of 8.875% Senior Notes due 2020 (included in Exhibit 4.1 to our Current Report on Form 8-K filed with the SEC on December 12, 2012, and incorporated herein by reference).

4.5	Registration Rights Agreement dated as of December 12, 2012 among Rex Energy Corporation, the Guarantors named therein and the Initial Purchasers named therein (incorporated by reference to Exhibit 4.3 to our Current Report on Form 8-K filed with the SEC on December 12, 2012).

4.6	Registration Rights Agreement, dated as of April 26, 2013, among Rex Energy Corporation, the Guarantors named therein, and RBC Capital Markets, LLC, KeyBanc Capital Markets Inc., SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC, on behalf of the initial purchasers named therein (included in Exhibit 4.1 to our Current Report on Form 8-K filed with the SEC on April 26, 2013, and incorporated herein by reference).

4.7	Indenture dated as of July 17, 2014 among Rex Energy Corporation, the Guarantors named therein and Wilmington Trust, National Association, as trustee (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed with the SEC on July 17, 2014).

4.8	Form of 6.250% Senior Notes due 2022 (included in Exhibit 4.1 to our Current Report on Form 8-K filed with the SEC on July 17, 2014, and incorporated herein by reference).

4.9	Registration Rights Agreement dated as of July 17, 2014 among Rex Energy Corporation, the Guarantors named therein and the Initial Purchasers named therein (incorporated by reference to Exhibit 4.3 to our Current Report on Form 8-K filed with SEC on July 17, 2014).

4.10	Deposit Agreement, dated August 18, 2014, by and among the Company, Computershare Trust Company, N.A. and Computershare Inc., together as depositary, and holders from time to time of the depositary receipts described therein (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed with the SEC on August 18, 2014).

4.11	Form of Depositary Receipt Representing the Depositary Shares (included as Exhibit A to Exhibit 4.10) (incorporated by reference to Exhibit 4.2 to our Current Report on Form 8-K filed with the SEC on August 18, 2014).

4.12	Indenture, dated as of March 31, 2016, among Rex Energy Corporation, the Guarantors and Wilmington Savings Fund Society, FSB, as trustee (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K as filed with the SEC on March 31, 2016).

4.13	Form of 1.00%/8.00% Senior Secured Second Lien Notes Due 2020 (incorporated by reference to Exhibit 4.2 to our Current Report on Form 8-K as filed with the SEC on March 31, 2016).

4.14	Registration Rights Agreement, dated as of March 31, 2016, by Rex Energy Corporation and the Guarantors for the Benefit of the Holders of Rex Energy Corporation’s 1.00%/8.00% Senior Secured Second Lien Notes due 2020 (incorporated by reference to Exhibit 4.3 to our Current Report on Form 8-K as filed with the SEC on March 31, 2016).

4.15	First Supplemental Indenture, dated as of March 31, 2016, to the Indenture dated as of December 12, 2012, among Rex Energy Corporation, the Guarantors, and Wilmington Trust, National Association, as trustee (incorporated by reference to Exhibit 4.4 to our Current Report on Form 8-K filed with SEC on March 31, 2016).

4.16	First Supplemental Indenture, dated as of March 31, 2016, to the Indenture dated as of July 17, 2014, among Rex Energy Corporation, the Guarantors, and Wilmington Trust, National Association, as trustee (incorporated by reference to Exhibit 4.5 to our Current Report on Form 8-K filed with SEC on March 31, 2016).

4.17*	Rex Energy Corporation 2016 Long-Term Incentive Plan.

5.1*	Opinion of Thompson & Knight LLP.

23.1*	Consent of KPMG LLP.

23.2*	Consent of Netherland, Sewell & Associates, Inc.

23.3*	Consent of Thompson & Knight LLP (included in Exhibit 5.1).

24.1*	Powers of Attorney (included on the signature pages attached hereto).

*	Filed herewith.